NEWS
For Release: Immediate		Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL FILES SHELF REGISTRATION STATEMENT

November 24, 2009

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”).  While the Company does not have the present intention to conduct an offering of securities registered pursuant to the registration statement, the registration statement, when declared effective by the SEC, will permit the Company to offer and sell from time to time in one or more public offerings up to $100 million aggregate dollar amount of its securities, which may consist of any combination of the Company’s debt securities, shares of preferred stock (either separately or represented by depositary shares), common stock and warrants, as well as units that include any of these securities, on terms, in each case, established at the time of the offering.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of any such jurisdiction.  Any offering may be made only by means of the prospectus included in the registration statement and one or more related prospectus supplements that may be used with respect to such offering.

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries - including steel, automotive, mining, aerospace, tube and pipe, coatings, and construction materials.  Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.